April 3, 1996


(213) 229-7000                                                   C 00335-00014
20th Century Industries
6301 Owensmouth Avenue
Woodland Hills, California  91367

      Re:   20th Century Industries -
            Form S-8 Registration Statement
            -------------------------------

Ladies and Gentlemen:

            We have acted as special counsel to 20th Century Industries, a California corporation (the "Company"), in connection with (i) the filing with the Securities and Exchange Commission (the "Commission") of the Company's registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act") covering 361,656 shares of common stock, without par value ("Common Stock"), of the Company which have previously been issued or may be issued in the future pursuant to awards under the Company's Restricted Shares Plan (the "Plan"), and (ii) the preparation of
(a) a reoffer prospectus as permitted by General Instruction C for Form S-8 (the "Reoffer Prospectus"), covering 47,438 shares of Common Stock previously issued under the Plan during the two years prior to the date hereof to persons who may be considered affiliates of the Company, as defined in Rule 405 under the 1933 Act, and (b) the prospectus to be delivered to recipients of awards under the Plan as required pursuant to Item 1 of Form S-8 (the "Prospectus").

            As such counsel, we have examined the Registration Statement, the Reoffer Prospectus, the Prospectus, the Plan and exhibits thereto and such other documents, and have obtained such certificates and assurances from officers and representatives of the Company and

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April 3, 1996
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made such additional inquiries, as we have  deemed  necessary  for the purpose
of  rendering  this  opinion.      We  have  assumed  the  genuineness  of all
signatures on, and the authenticity of, all documents and instruments submitted to us as originals, and the conformity to original documents of all
documents submitted to us  as copies.   We  have also examined the proceedings
heretofore taken by the Company in connection with the adoption of the Plan and amendments thereto and by the committee of directors administering the Plan (the "Committee") in connection with the grant of shares of Common Stock pursuant to the Plan, and we assume for the purposes of this opinion that neither the Company nor the Committee has or will grant any award under the
Plan   pursuant   to  which  shares  of  Common  Stock  could  be  issued  for consideration that is not adequate in form or amount to support the issuance of fully paid stock under applicable state law.

            On the basis of and in reliance upon the foregoing examinations, inquiries and assumptions, and such other matters of fact and questions of law as we have deemed appropriate, and subject to the limitations contained herin, we are of the opinion that (i) the shares of Common Stock covered by the Reoffer Prospectus have been duly and validly issued and are fully paid and nonassessable and (ii) the shares of Common Stock to be issued in the future by the Company pursuant to the Plan will, when issued in accordance with the terms of the Plan, be duly and validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as Exhitit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" contained in the Reoffer Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the General Rules and Regulations of the Commission.


                                        Very truly yours,




                                        GIBSON, DUNN & CRUTCHER



PFZ/BPW/DMM


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